Exhibit 10.36

2007 Bonus Payouts for Named Executive Officers

Name and Title	Bonus
James M. Gower	$600,000
Chief Executive Officer
Ryan D. Maynard	$208,000
Chief Financial Officer and Vice President
Donald G. Payan	$420,000
Executive Vice President, President of Discovery and Research
Elliot B. Grossbard	$351,000
Executive Vice President, Chief Medical Officer
Raul R. Rodriguez	$380,000
Executive Vice President, Chief Operating Officer